EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter 2011 Financial Results

SPOKANE, Wash., Nov. 8, 2011 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter and nine months ended September 30, 2011.

The Company reported a net loss of $490 thousand for the third quarter of 2011 ("3Q11"), compared to a profit of $528 thousand reported for the third quarter of 2010 ("3Q10"). After accrual of dividends on preferred stock and related accretion adjustments, the net loss applicable to common shares was $659 thousand for 3Q11 compared to a profit of $358 thousand for 3Q10. Earnings per diluted share applicable to common shares for 3Q11 and 3Q10 were $(0.21) and $0.12, respectively.

The Company reported a net loss of $139 thousand for the nine months ending September 30, 2011, compared to a profit of $1.4 million for the first nine months of 2010. After accrual of dividends on preferred stock and related accretion adjustments, the net loss applicable to common shares was $647 thousand for the nine months ending September 30, 2011 compared to a profit of $875 thousand for the nine months ending September 30, 2010. Earnings per diluted share applicable to common shares are $(0.21) and $0.34 for the nine months ending September 30, 2011 and 2010, respectively.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "We had one large loan take a significant turn for the worse in the third quarter, which necessitated adding $2.5 million to our loan loss reserve. This is a major disappointment because we were making good progress on our troubled loans up to this point. But as the recession stubbornly continues in the Inland Northwest, some borrowers who have been struggling to hang on are simply giving up."

Fewel indicated that, aside from the lingering loan issues, most other aspects of the Company's business are improving:

  Core deposits, which are all deposits except certificates of deposit, grew by $16.0 million in the third quarter, which is up 7.6% over second quarter ($227.5 million compared to $211.5 million).
  Noninterest bearing demand deposits grew by $9.6 million in the third quarter, from $62.7 million at the end of the second quarter to $72.3 million.
  The number of checking and savings accounts increased by an annualized rate of 8.1% in the third quarter and 9.6% (annualized) year-to-date.
  Revenues continued their positive trend. Total revenue (net interest income plus noninterest income) for the third quarter was $4.8 million, compared to $4.7 million for the third quarter 2010. Total revenue for the nine months ending September 30, 2011 was $14.4 million, compared to $13.9 million for the same period in 2010. This represents a $486 thousand, or 3.5%, increase year over year.
  Workout solutions are being achieved at an accelerated pace on troubled loans, as evidenced by a doubling of restructured loans compared to last year. As of September 30, 2011, total restructured loans were $11.1 million, compared to $5.1 million at December 31, 2010. Of those amounts, 84% were accruing interest at the end of the third quarter versus only 8% at year end.
  The Company's net interest margin (the difference between interest income and interest expense divided by average assets) is holding up well in this historically low rate environment. Year-to-date, the net interest margin (the "NIM") is 4.30%, compared to 4.07% for the same period in 2010. However, for 3Q11, the NIM softened a bit to 4.12%.
  Noninterest income is showing a positive trend. Noninterest income as a percent of average assets is 0.98% annualized for the first nine months of 2011, compared to 0.81% for the same period in 2010. In 3Q11, noninterest income was even better at an annualized rate of 1.21%, but this was enhanced by net gains of $232 thousand on sale of securities during the third quarter compared to just $64 thousand in 3Q10. Year-to-date net gains on sale of securities are $265 thousand compared to $382 thousand for the same period in 2010.

The Bank expensed $2.5 million during 3Q11 into the Allowance for Loan Losses (the "ALLL"), compared to $600 thousand during the same quarter in 2010. Net charge-offs were $3.2 million for the third quarter this year versus $422 thousand in the third quarter of 2010.

For the nine months ending September 30, 2011, the Bank expensed $4.9 million into the ALLL, compared to $2.1 million for the same period in 2010. Net charge-offs during the first nine months of 2011 were $5.3 million compared to $1.7 million for the same period in 2010.

"The elevated level of provisions and charge-offs during the quarter reflect the impact that one large borrower can have," Fewel said. "We are carefully reviewing each of our problem loans and progress is being made, but it is slow and painful, both for INB and for many borrowers. This quarter served as a reminder that the effects of the worst recession in our lifetime are still being felt."

As of September 30, 2011, the Bank's ALLL was $6.6 million, or 2.43% of gross loans, compared to $7.4 million, or 2.50% of gross loans, as of September 30, 2010. The ALLL stood at $6.9 million on December 31, 2010, which was 2.45% of gross loans at that time.

As of September 30, 2011, the Company had total assets of $393.4 million, compared to $394.6 million on December 31, 2010 and $389.7 million on September 30, 2010. Deposits on September 30, 2011 were $338.2 million, compared to $346.2 million on December 31, 2010 and $335.9 million on September 30, 2010. Net loans were $262.5 million at quarter end, compared to $274.4 million on December 30, 2010 and $289.1 million on September 30, 2010.

"INB is working hard to make loans to qualified community-based businesses," Fewel commented, "and we are having some success, as indicated by the fact we booked $20.8 million in commercial and consumer loans in the third quarter this year, compared to just $13.6 million in the same quarter last year. Although our loan growth has not yet been enough to replace the runoff in loan totals, we see the gap narrowing and we are hopeful that next year we will begin to see net loan growth in our portfolio."

Nonperforming assets decreased $2.1 million, or 12.4%, from $16.7 million at December 31, 2010 to $14.6 million at September 30, 2011. Nonperforming assets as a percentage of total assets were 3.7% as of September 30, 2011 and 4.2% as of December 31, 2010.

Impaired loans decreased $3.7 million, or 9.9%, from $37.2 million at December 31, 2010 to $33.5 million at September 30, 2011. Loans are considered impaired when, based on current information and events, it is improbable the Bank will be able to collect all amounts due in accordance with the original contractual terms of the loan agreement. On September 30, 2011, the Bank had $3.7 million in the ALLL specifically reserved for impaired loans, representing 11.1% of the current balance.

The Company remains well above regulatory requirements to be considered "well-capitalized." For example, one of the capital ratios is the leverage ratio which requires banks to be above 5.0% to be considered well-capitalized. At September 30, 2011, the Bank's leverage ratio was 10.3%.

Another capital ratio the FDIC uses to define being well-capitalized is the total risk-based capital ratio. This ratio must be above 10.0% to earn the FDIC's highest capital rating of well-capitalized, and as of September 30, 2011, the Bank's total risk-based capital ratio was 13.9%.

Fewel pointed out that the book value of the Company's common stock stood at $8.56 per share on September 30, 2011, which is a $0.44 increase over the $8.12 book value at the end of 2010.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County). INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services. The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts and pertain to the Company's future operating results. When used in this report, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         -or-

         Holly Poquette, Chief Financial Officer
         (509) 456-8888